EXHIBIT 8

                          PITNEY, HARDIN, KIPP & SZUCH
                                  P.O. BOX 1945
                        MORRISTOWN, NEW JERSEY 07962-1945


                                                           February 23, 1999



United National Bancorp
1130 Route 22 East
PO Box 6000
Bridgewater, New Jersey 08807

Raritan Bancorp Inc.
454 Route 28
Bridgewater, NJ 08807

Dear Ladies and Gentlemen:

                  We have acted as counsel for United National Bancorp ("United"), a New Jersey corporation and registered bank holding company, in connection with the planned merger (the "Merger") of Raritan Bancorp Inc. ("Raritan"), a Delaware corporation and registered bank holding company, with and into United, pursuant to that certain Amended and Restated Agreement and Plan of Merger (the "Agreement"), dated as of September 22, 1998, by and among United, United National Bank, a national banking association ("UNB"), Raritan, and Raritan Savings Bank, a New Jersey-chartered stock savings bank (the "Bank").

                  Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.

                  We have assumed with your consent that:

                  (a) the Merger will be effected in accordance with the Agreement, and

                  (b) the representations contained in the letters of representation from United and Raritan to us dated February 23, 1999 will be true at the Effective Time.

                  On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

                  (i) no gain or loss will be recognized for federal income tax purposes by United or Raritan in connection with the Merger;

                  (ii) no gain or loss will be recognized for federal income tax purposes by Raritan stockholders upon the exchange in the Merger of shares of Raritan Common Stock solely for United Common Stock (except with respect to cash received in lieu of a fractional share interest in United Common Stock);

                  (iii) the basis of United Common Stock received in the Merger by Raritan stockholders (including the basis of any fractional share interest in stock) will be the same as the basis of the shares of Raritan Common Stock surrendered in exchange therefor;

                  (iv) the holding period of United Common Stock received in the Merger by Raritan stockholders (including the holding period of any fractional share interest in stock) will include the holding period during which the shares of Raritan Common Stock surrendered in exchange therefor were held by the Raritan stockholder, provided such shares of Raritan Common Stock were held as capital assets; and

                  (v) cash received by a holder of Raritan Common Stock in lieu of a fractional share interest in United Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Raritan Common Stock allocable to the fractional share interest.

                  The tax consequences described above may not be applicable to Raritan stockholders that acquired the stock of Raritan pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold Raritan Common Stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.

                  We hereby consent to the reference to us under the heading "THE PROPOSED MERGER -- Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                              Very truly yours,



                                              PITNEY, HARDIN, KIPP & SZUCH